Exhibit (a)(5)(B)

illumin Announces Final Results of Substantial Issuer Bid

TORONTO and NEW YORK – August 31, 2023 –– illumin Holdings Inc. (TSX:ILLM, Nasdaq:ILLM) (“illumin” or the “Corporation”) today announced the final results of its substantial issuer bid (the “Offer”), which expired at 5:00 p.m. (Eastern Time) on August 30, 2023. Under the Offer, the Corporation has purchased for cancellation 4,593,200 of its common shares (“Shares”) at a purchase price of C$2.65 per Share, for an aggregate purchase price of approximately C$12,171,980. Shares purchased under the Offer represent approximately 8.18% of the issued and outstanding Shares at the time that the Offer was commenced. Immediately following the completion of the Offer and having taken into account the cancellation of the Shares purchased pursuant to the Offer, 51,592,431 Shares are now issued and outstanding.

Canaccord Genuity Corp. and Canaccord Genuity LLC acted as dealer managers for the Offer and TSX Trust Company acted as the depositary for the Offer (the “Depositary”). Any questions regarding the Offer may be directed to the dealer managers or the Depositary.

Payment for the Shares accepted for purchase under the Offer will occur in accordance with the terms of the Offer and applicable law.

To assist shareholders in determining the Canadian tax consequences of the Offer, illumin estimates that for the purposes of the Income Tax Act (Canada), the paid-up capital per Share is approximately C$2.30 (or US$1.70, based on the Bank of Canada daily average foreign exchange rate as at the expiry of the Offer). Given that the purchase price of C$2.65 per Share exceeds the paid-up capital per Share, shareholders who have sold Shares to illumin under the Offer will be deemed to have received a taxable dividend of C$0.35 per Share as a result of such sale for Canadian federal income tax purposes. The dividend deemed to have been paid by illumin to Canadian resident persons is designated as an “eligible dividend” for purposes of the Income Tax Act (Canada) and any corresponding provincial and territorial tax legislation.

The full details of the Offer are described in the offer to purchase and issuer bid circular dated July 27, 2023, as amended by supplement no.1 thereto dated August, 9, 2023, as well as the related letter of transmittal and notice of guaranteed delivery, copies of which were filed and are available under the Corporation’s profile on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov.

The “specified amount” for purposes of subsection 191(4) of the Income Tax Act (Canada) is US$1.82 (or C$2.46, based on the Bank of Canada daily average foreign exchange rate as at the expiry of the Offer). Shareholders should consult with their own tax advisors with respect to the income tax consequences of the disposition of their Shares under the Offer.

This news release is for informational purposes only and is not intended to and does not constitute an offer to purchase or the solicitation of an offer to sell Shares.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS - This news release contains forward-looking statements or information (collectively, “forward-looking statements”) within the meaning of applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include: timing for payment for the Shares accepted for purchase under the Offer, timing for Shares returned by the Depositary, estimated paid-up capital per Share and the recommencement of the Corporation’s normal course issuer bid, including the benefits and value to the Corporation’s shareholders as a result thereof. Forward-looking statements involve assumptions, risks and uncertainties that may cause such statements not to occur or results to differ materially. These assumptions include: number of Shares properly tendered and not properly withdrawn prior to expiration of the Offer. Risks and uncertainties include: changes in or interpretation of laws or regulations; and other risks and uncertainties and potential events and the inherent uncertainty of forward-looking statements. Forward-looking statements speak only as of the date they are made.

Although illumin believes such forward-looking statements are reasonable, there can be no assurance they will prove to be correct. The above assumptions, risks and uncertainties are not exhaustive. Forward-looking statements are made as of the date hereof and, except as required by law, illumin undertakes no obligation to update or revise any forward-looking statements.

About illumin

illumin is a journey advertising platform that enables marketers to reach consumers at every stage of their journey by leveraging advanced machine learning algorithms and real-time data analytics. The Corporation’s mission is to illuminate the path for brands to connect with their customers through the power of data-driven advertising. Headquartered in Toronto, Canada, illumin serves clients across North America, Latin America, and Europe.

For further information, please contact

Daniel Gordon Investor Relations Manager Illumin Holdings 416-218-9888 investors@illumin.com	Babak Pedram Investor Relations – Canada Virtus Advisory Group Inc. 416-644-5081 bpedram@virtusadvisory.com	David Hanover Investor Relations – U.S. KCSA Strategic Communications 212-896-1220 dhanover@kcsa.com